EXHIBIT 99.1

Urban Barns obtains orders from Vancouver Hotels

LANGLEY, CANADA, January 17, 2013 URBAN BARNS FOODS INC. (URBF.QB) ("the Company" or "URBAN BARNS"), today announced sales with Fairmont Hotel Pacific Rim and the Terminal City Club, Vancouver, British Columbia.

URBF Chairman Dan Meikleham expressed delight on the purchase orders from two prestigious “Land-Mark” food and beverage providers saying, “These first two orders will serve as an impetus towards supplying locally grown green leafy vegetables to a number of hospitality providers in a major World-Class international hub city.”

Richard Groome, President of Urban Barns Foods Canada said "It has been a pleasure to deal with Head Chefs who care about the quality of the food they serve their customers.”

Terminal City Head Chef, Ben Pernosky stated, “I never thought I could order 200 heads of lettuce at 10 am and have them cropped and delivered at 11 am the same day. This has to be a first, especially in the middle of a Canadian winter!”

Darren Brown, Executive Chef, Fairmont Pacific Rim, after a visit to Urban Barns growing facility on Monday January 13th, 2013, said, “I was impressed with the Cubic growing machines that can supply 500 heads of lettuce for any of my banquets fresh picked today.  Having a local supplier of pesticide-free traceable food is high on my list. Now we have begun to source from Urban Barns I plan to promote to my colleagues at the other Fairmont Hotels, first in Metro Vancouver then bring it to their attention World-Wide.”

About Urban Barns Foods Inc.
Urban Barns uses patent pending proprietary equipment to produce affordable vegetables in a secure and controlled indoor environment. By setting up subsidiary facilities and growing locally, Urban Barns can focus on supplying any community, irrespective of the regional climate, effectively reducing shipping times and related spoilage costs. Urban Barns has the unique ability to scale and cater to the demands of all major communities. Our commitment to our consumers is reflected through our motto, “Purely Fresh, Naturally Tasty, and Completely Healthy”. The websites www.urbanbarns.com and www.urbanbarnsfoods.com are registered trademarks and Cubic Farming and Cubic Agriculture are copyright of Urban Barns. All other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.

Forward-Looking Statements:

Except for historical information contained herein, the matters set forth above may be forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to Urban Barns or its management, identify forward-looking statements. Such forward-looking statements are based on the current beliefs of management, as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors such as the level of business and consumer spending, the amount of sales of Urban Barns' products, the competitive environment within the industry, the ability of Urban Barns to continue expanding its operations, the level of costs incurred in connection with Urban Barns' expansion efforts, economic conditions in the industry and the financial strength of Urban Barns' customers and suppliers. Urban Barns does not undertake any obligation to update such forward-looking statements. Investors are also directed to consider all other risks and uncertainties.

Contacts: Urban Barns Foods Inc.

Media Contact: ir@urbanbarnsfoods.com

www.urbanbarnsfoods.com